                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-55650


The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2002

                                    ELKS(SM)
                            Equity Linked Securities

                       SALOMON SMITH BARNEY HOLDINGS INC.

                            %   ELKS(SM) BASED UPON
                  THE COMMON STOCK OF AMERICAN EXPRESS COMPANY
                               DUE        , 2003

   $10.00 PER ELKS

*  The ELKS pay a total coupon of $       in cash. The total coupon is
   composed of interest in the amount of $     and an option premium in the
   amount of $     , and is payable in part on     , 2003 and in part on
         , 2003.

*  You will receive at maturity for each ELKS either (1)          shares of
   American Express common stock, if the trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to approximately 75% of the initial share price, or (2) $10 in cash.

* Application will be made to list the ELKS on the American Stock Exchange under the symbol EAP.

INVESTING IN THE ELKS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE ELKS" BEGINNING ON PAGE S-8.

The ELKS represent obligations of Salomon Smith Barney Holdings only. American Express Company is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                Proceeds to
                                                               Salomon Smith
                        Public          Underwriting        Barney Holdings Inc.
                   Offering Price         Discount            (before expenses)
--------------------------------------------------------------------------------
Per ELKS              $10.00             $                        $
--------------------------------------------------------------------------------

Total                 $                  $                        $
--------------------------------------------------------------------------------

The underwriter expects to deliver the ELKS to purchasers on or about       ,
2002.

                          [SALOMON SMITH BARNEY LOGO]
       , 2002

                      ELKS(SM) (EQUITY LINKED SECURITIES)

                                    SUMMARY

     This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the ELKS based upon the common stock of American Express Company. You should carefully read the entire prospectus supplement and the accompanying prospectus to fully understand the terms of the ELKS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the ELKS", which highlights a number of risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.


General

     The ELKS are equity-linked senior unsecured debt securities issued by Salomon Smith Barney Holdings Inc. that offer a current income investment opportunity. The ELKS pay a fixed coupon with a yield greater than the underlying stock's current dividend yield and the yield that would be payable on a conventional debt security with the same maturity issued by Salomon Smith Barney Holdings. At maturity, the ELKS return either the principal amount of your investment in cash or, if the stock on which they are based declines by a predetermined percentage or more at any time after the date of this prospectus supplement (the date the ELKS are priced for initial sale to the public) up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), a fixed number of shares of the underlying stock on which they are based. The ELKS therefore have the potential to outperform the underlying stock on which they are based. The ELKS have a term of approximately one year.

Selected Purchase Considerations

* Current Income -- The ELKS pay a semi-annual coupon with a yield set at a rate that is significantly higher than the dividend yield currently paid by the company on whose stock the ELKS are based and the rate that would be paid on a conventional debt security with the same maturity issued by Salomon Smith Barney Holdings.

* Limited Protection Against Loss -- If the stock on which the ELKS are based does not, at any time after the date of this prospectus supplement up to and including the third trading day before maturity, decline from its initial price by the predetermined percentage or more, then investors will receive their original investment at maturity even if the stock on which the ELKS are based is at maturity less than its initial price.

* Tax Advantage -- In general, a significant portion of the coupon on the ELKS will be tax-deferred until the earlier of a sale or other taxable disposition of the ELKS, retirement of the ELKS for cash or a subsequent sale or other disposition of stock received at maturity of the ELKS.

* Exchange Listing -- Although the ELKS are expected to be "buy and hold" investments, they will be listed on a major exchange.

Selected Risk Considerations

     An investment in the ELKS involves significant risks. These risks are explained in more detail in the "Risk Factors Relating to the ELKS" section of this prospectus supplement. Some are summarized here.

* Your Investment in the ELKS May Result in a Loss if the Trading Price of the Underling Stock Declines -- If at any time after the date of this prospectus supplement up to and including the third trading day before maturity the trading price of the underlying stock declines from the initial price by the predetermined percentage or more, and the price of the underlying stock at maturity is less than its initial price, the maturity payment you receive will be less than your initial investment.

* The Maturity Payment on the ELKS May Not Exceed their Stated Principal Amount, Except in Limited Circumstances -- You will not participate in any appreciation in the price of the underlying stock, and your return on the ELKS will be limited to the coupon payable on the ELKS, unless (1) the trading price of the underlying stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity declines by the predetermined percentage or more and (2) the price of the underlying stock at maturity is greater than the initial price. Therefore, your return on the ELKS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the price of the underlying stock, or on a direct investment in the underlying stock, if the price of the underlying stock at maturity is significantly greater than its initial price.

* You Have No Rights Against the Issuer of the Underlying Stock Even Though the Maturity Payment Is Based on the Price of the Underlying Stock -- You will have no rights against the issuer of the underlying stock even though the market value of the ELKS and the maturity payment depend on the price of the underlying stock. The issuer of the underlying stock is not involved in this offering and has no obligations relating to the ELKS.

* You May Not Be Able To Sell Your ELKS if an Active Trading Market for the ELKS Does Not Develop -- The ELKS will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the ELKS. Although Salomon Smith Barney Inc. intends to make a market in the ELKS, it is not obligated to do so.

* The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest -- Due to changes in the price of and the dividend yield on the underlying stock, interest rates, the earnings performance of the issuer of the underlying stock, other economic conditions and Salomon Smith Barney Holdings' perceived creditworthiness, the ELKS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your ELKS prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE ELKS?

     The ELKS are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS mature on
            , 2003 and do not provide for earlier redemption by you.

     Each ELKS represents a principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, Salomon Smith Barney Holdings will issue the ELKS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. You should refer to the section "Description of the ELKS -- Book-Entry System" in this prospectus supplement.

     The payment you receive at maturity on the ELKS will depend on whether there is a decrease of approximately 25% or more in the trading price of American Express common stock after the date of this prospectus supplement (the date the ELKS are priced for initial sale to the public) up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day). If the trading price of American Express common stock decreases by approximately 25% or more from the closing price on the date of this prospectus supplement at any time up to and including the third trading day before maturity, then the payment you receive at maturity will be directly linked to any decrease in the price of American Express common stock from the closing price on the date of this prospectus supplement to the price at maturity. The payment you receive at maturity will be less than your investment in the event the trading price of American Express common stock is less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity, unless at maturity the price of American Express common stock is greater than the initial share price. You will not in any case receive the benefit of an increase in the price of American Express common stock or receive a payment at maturity greater than your investment unless (1) the trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 75% of the initial share price and (2) at maturity the price of American Express common stock is greater than the initial share price.

WILL I RECEIVE INTEREST ON THE ELKS?

     A coupon of $     per ELKS will be paid in cash on     , 2003 and a coupon
of $     per ELKS will be paid in cash on        , 2003. The     , 2003 coupon
will be composed of $     of interest, at a rate of      % per annum, and a
partial payment of an option premium in the amount of $     . The      , 2003
coupon will be composed of $      of interest, at a rate of      % per annum,
and a partial payment of an option premium in the amount of $      .

WHAT WILL I RECEIVE AT MATURITY OF THE ELKS?

     At maturity, you will receive for each ELKS the maturity payment. The maturity payment for each ELKS will equal either:

     - a number of shares of American Express common stock equal to the exchange rate, if the trading price of American Express common stock on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 75% of the initial share price (any fractional shares will be paid in cash), or

     - $10 in cash.

     As a result, if the trading price of American Express common stock on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 75% of the initial share price, the value of American Express common stock you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a maturity payment with a value of more than $10 unless (1) the trading price of American Express common stock on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 75% of the initial share price and (2) at maturity the price of American Express common stock is greater than the initial share price.

     In lieu of any fractional share of American Express common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share.

     The initial share price will equal the price per share of American Express common stock at the market close on the date the ELKS are priced for initial sale to the public. We will disclose the initial share price to you in the final prospectus supplement delivered to you in connection with sales of the ELKS.

     The exchange rate will equal 10 divided by the initial share price. We will disclose the exchange ratio to you in the final prospectus supplement.

     A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of American Express common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of American Express common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The trading price of American Express common stock on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Here are six examples of hypothetical maturity payment calculations:

     Example 1: The lowest trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is not less than or equal to 75% of the initial share price, and the closing price of American Express common stock at maturity is less than the initial share price.

     Hypothetical initial share price: $35.00 per share
     Hypothetical lowest trading price: $31.50 per share
     Hypothetical closing price at maturity: $31.50 per share
     Maturity payment: $10.00 per ELKS

     Example 2: The lowest trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is not less than or equal to 75% of the initial share price, and the closing price of American Express common stock at maturity is equal to the initial share price.

     Hypothetical initial share price: $35.00 per share
     Hypothetical lowest trading price: $31.50 per share
     Hypothetical closing price at maturity: $35.00 per share
     Maturity payment: $10.00 per ELKS

     Example 3: The lowest trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is not less than or equal to 75% of the initial share price, and the closing price of American Express common stock at maturity is greater than the initial share price.

     Hypothetical initial share price: $35.00 per share
     Hypothetical lowest trading price: $31.50 per share
     Hypothetical closing price at maturity: $43.75 per share
     Maturity payment: $10.00 per ELKS

     Example 4: The lowest trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to 75% of the initial share price, and the closing price of American Express common stock at maturity is less than the initial share price.

     Hypothetical initial share price: $35.00 per share
     Hypothetical lowest trading price: $14.00 per share
     Hypothetical closing price at maturity: $31.50 per share
     Hypothetical exchange rate: 0.28571
     Maturity payment: 0.28571 shares of American Express common stock (the hypothetical exchange rate) per ELKS having a market value at maturity of $9.00

     Example 5: The trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to 75% of the initial share price, and the closing price of American Express common stock at maturity is equal to the initial share price.

     Hypothetical initial share price: $35.00 per share
     Hypothetical lowest trading price: $14.00 per share
     Hypothetical closing price at maturity: $35.00 per share
     Hypothetical exchange rate: 0.28571
     Maturity payment: 0.28571 shares of American Express common stock (the hypothetical exchange rate) per ELKS having a market value at maturity of $10.00

     Example 6: The trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to 75% of the initial share price, and the closing price of American Express common stock at maturity is greater than the initial share price.

     Hypothetical initial share price: $35.00 per share
     Hypothetical lowest trading price: $14.00 per share
     Hypothetical closing price at maturity: $43.75 per share
     Hypothetical exchange rate: 0.28571
     Maturity payment: 0.28571 shares of American Express common stock (the hypothetical exchange rate) per ELKS having a market value at maturity of $12.50

HOW HAS AMERICAN EXPRESS COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for American Express common stock for each quarter since the first quarter of 1997. You can find this table in the section "Historical Data on the Common Stock of American Express Company" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of American Express common stock in recent years. However, past performance is not necessarily indicative of how American Express common stock will perform in the future. You should also refer to the section "Risk Factors Relating to the ELKS -- Prior to receiving any shares of American Express common stock at maturity, you will have no rights against American Express" in this prospectus supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE ELKS?

     For U.S. federal income tax purposes, you and Salomon Smith Barney Holdings agree to treat an ELKS as a grant by you to Salomon Smith Barney Holdings of an option on a forward contract, pursuant to which forward contract you will purchase from Salomon Smith Barney Holdings American Express common stock at maturity. In addition, you and Salomon Smith Barney Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the ELKS. Under this treatment, you generally will be required to include the interest payments as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Under this treatment, generally you will not be required to include any option premium payment you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. In addition, under this treatment, if you hold the ELKS until they mature (a) if the ELKS are retired for cash, you will recognize a short-term capital gain equal to the entire amount of the option premium, and (b) if the ELKS are retired for American Express common stock, you will not be subject to tax on the receipt of American Express common stock and the option premium payments, and your tax basis in American Express common stock generally will equal the initial purchase price of your ELKS less the amount of the first and second option premium payments. If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the cash you receive plus the option premium payment you have previously received, if any, and (y) your adjusted tax basis in the ELKS. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE ELKS BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the ELKS on the AMEX under the symbol "EAP". You should be aware that the listing of the ELKS on the AMEX will not necessarily ensure that a liquid trading market will be available for the ELKS.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Salomon Smith Barney Holdings' subsidiary, Salomon Smith Barney Inc., is the underwriter for the offering and sale of the ELKS. After the initial offering, Salomon Smith Barney Inc. and/or other broker-dealer affiliates of Salomon Smith Barney Holdings intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Salomon Smith Barney Inc. will also act as calculation agent for the ELKS.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1997 are as follows:

                                             NINE MONTHS
                                                ENDED              YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30,    ------------------------------------
                                                2002         2001    2000    1999    1998    1997
                                            -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges........      1.58         1.34    1.32    1.46    1.11    1.17

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE ELKS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the ELKS. Employee benefit plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the ELKS. However, such plans will be deemed to have represented that their purchase, acquisition, holding and disposition of the ELKS and the transactions contemplated by this prospectus supplement do not and will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the ELKS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the ELKS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Salomon Smith Barney Holdings with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2001, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and
(iii) Current Reports on Form 8-K filed on January 18, 2002, January 23, 2002, March 19, 2002, April 16, 2002, June 25, 2002, July 18, 2002, August 19, 2002
and October 17, 2002. You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE ELKS

     Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the trading price of American Express common stock after the date of this prospectus supplement up to and including the third trading day before maturity, an investment in the ELKS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of American Express common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE TRADING PRICE OF AMERICAN EXPRESS COMMON STOCK DECLINES

     The amount of the maturity payment will depend on the trading price of American Express common stock after the date of this prospectus supplement up to and including the third trading day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) the trading price of American Express common stock is less than or equal to approximately 75% of the initial share price and at maturity the price of American Express common stock is less than the initial share price, the value of American Express common stock you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the trading price of American Express common stock exceeds the initial share price at one or more times during the life of the ELKS but is less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity and the closing price of American Express common stock at maturity is less than the initial share price.

THE PAYMENT ON THE ELKS AT MATURITY MAY NOT EXCEED THEIR STATED PRINCIPAL AMOUNT, EXCEPT IN LIMITED CIRCUMSTANCES

     Even though you will be subject to the risk of a decline in the price of American Express common stock, you will not participate in any appreciation in the price of American Express common stock and your return on the ELKS will be limited to the coupon payable on the ELKS unless (1) the trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 75% of the initial share price and (2) at maturity the price of American Express common stock is greater than the initial share price. If the trading price of American Express common stock is not less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity and the closing price of American Express common stock at
maturity is significantly greater than the initial share price of $     per
share, your return on the ELKS may be less than your return on a similar security that was directly linked to American Express common stock and allowed you to participate more fully in the appreciation of the price of American Express common stock or on a direct investment in American Express common stock.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The total coupon payable on the ELKS is $     in cash. As a result, if the
trading price of American Express common stock is less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity and the closing price of American Express common stock at maturity is less than
$     (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional, fixed-rate debt security of Salomon Smith Barney Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the ELKS in the secondary market will be affected by supply and demand for the ELKS, the value of American Express common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

     American Express common stock price. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of
American Express common stock changes from the initial share price of $     .
However, changes in the price of American Express common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of American Express common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of American Express common stock will continue to fluctuate until the maturity payment is determined. In addition, significant increases in the value of American Express common stock are not likely to be reflected in the trading price of the ELKS because the amount payable at maturity on each ELKS is generally limited to $10. If you choose to sell your ELKS when the price of American Express common stock is below the initial share price, you may receive less than the amount you originally invested.

     The value of American Express common stock will be influenced by American Express's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which American Express is a part. Salomon Smith Barney Holdings' hedging activities in American Express common stock, the issuance of securities similar to the ELKS and other trading activities by Salomon Smith Barney Holdings, its affiliates and other market participants can also affect the price of American Express common stock.

     Volatility of American Express common stock. Volatility is the term used to describe the size and frequency of market fluctuations. The price of American Express common stock has been highly volatile in recent periods. See "Historical Data on the Common Stock of American Express Company." As a result of the volatility of American Express common stock, the market value of the ELKS may decrease.

     Interest rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

     Dividend yield. If the dividend yield on American Express common stock increases, we expect that the value of the ELKS may decrease, since the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on American Express common stock decreases, the value of the ELKS may increase.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

     Economic conditions and earnings performance of American Express. The general economic conditions and earnings results of American Express and real or anticipated changes in those conditions or results may affect the market value of the ELKS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of American Express common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

THE HISTORICAL PERFORMANCE OF AMERICAN EXPRESS COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF AMERICAN EXPRESS COMMON STOCK

     The historical price of American Express common stock is not an indicator of the future performance of American Express common stock during the term of the ELKS. Changes in the price of American Express common stock will affect the trading price of the ELKS, but it is impossible to predict whether the price of American Express common stock will rise or fall.

PRIOR TO RECEIVING ANY SHARES OF AMERICAN EXPRESS COMMON STOCK AT MATURITY, YOU WILL HAVE NO RIGHTS AGAINST AMERICAN EXPRESS

     Prior to receiving any shares of American Express common stock at maturity, you will have no rights against American Express even though:

     - you will receive American Express common stock under some circumstances at maturity; and

     - the market value of the ELKS is expected to depend primarily on the price of American Express common stock.

     American Express is not in any way involved in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to American Express common stock unless and until you receive shares of American Express common stock at maturity.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF AMERICAN EXPRESS COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE AMERICAN EXPRESS COMMON STOCK

     The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of American Express that modify its capital structure and a number of other transactions involving American Express, as well as for the liquidation, dissolution or winding up of American Express. You should refer to the section "Description of the ELKS -- Dilution Adjustments". The maturity payment will not be adjusted for other events that may adversely affect the price of American Express common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of American Express common stock, these other events may reduce the maturity payment on the ELKS.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

     There is currently no secondary market for the ELKS. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Salomon Smith Barney Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Salomon Smith Barney Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

BECAUSE PURCHASES AND SALES BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS MAY REDUCE THE PRICE OF AMERICAN EXPRESS COMMON STOCK, YOUR MATURITY PAYMENT OR THE PRICE YOU RECEIVE IF YOU SELL YOUR ELKS MAY BE REDUCED

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell American Express common stock or derivative instruments relating to American Express common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of American Express common stock.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the ELKS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations".

THE PAYMENTS YOU RECEIVE ON THE ELKS WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of ELKS may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE ELKS

     The following description of the particular terms of the ELKS offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. The following summary of the ELKS is qualified in its entirety by reference to the senior debt indenture referred to in the prospectus.

GENERAL

     The Equity Linked Securities based upon the common stock of American Express Company (the "ELKS(SM)") are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The
aggregate principal amount of ELKS issued will be $          (     ELKS). The
ELKS will mature on             , 2003, will constitute part of the senior debt
of Salomon Smith Barney Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS will be issued only in fully registered form and in denominations of $10 (per
ELKS) and integral multiples thereof.

     The payment you receive at maturity on the ELKS will depend on whether there is a decrease of approximately 25% or more in the trading price of American Express common stock after the date of this prospectus supplement (the date the ELKS were priced for initial sale to the public) up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day). If the trading price of American Express common stock decreases by approximately 25% or more from the closing price on the date of this prospectus supplement at any time up to and including the third trading day before maturity, then the payment you receive at maturity will be directly linked to any decrease in the price of American Express common stock from the closing price on the date of this prospectus supplement to the price at maturity. The payment you receive at maturity will be less than your investment in the event the trading price of American Express common stock is less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity, unless at maturity the price of American Express common stock is greater than the initial share price. You will not in any case receive the benefit of an increase in the price of American Express common stock or receive a payment at maturity greater than your investment unless (1) the trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to 75% of the initial share price and (2) at maturity the price of American Express common stock is greater than the initial share price.

     The trustee under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the ELKS and of the senior debt indenture under which the ELKS will be issued.

COUPON

     A coupon of $       per ELKS will be paid in cash on        , 2003 and a
coupon of $     per ELKS will be paid in cash on       , 2003. The        , 2003
coupon will be composed of $     of interest and a partial payment of an option
premium in the amount of $     . The        , 2003 coupon will be composed of
$       of interest and a partial payment of an option premium in the amount of
$       . Coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each interest payment date. If an interest payment date falls on a day that is not a Business Day, the coupon payment to be made on that interest payment date will be made on the next succeeding

Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the AMEX or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

     The interest portion of the coupon will represent interest accruing at a
rate of      % per annum from             , 2002 or from the most recent
interest payment date to which the interest portion of the coupon has been paid or provided for until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance".

PAYMENT AT MATURITY

     At maturity, you will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each ELKS ($10 principal amount) will equal either:

     - a number of shares of American Express common stock equal to the Exchange Rate, if the Trading Price of American Express common stock on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price, or

     - $10 in cash.

     As a result, if the Trading Price of American Express common stock on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price, the value of American Express common stock you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a Maturity Payment with a value of more than $10 unless (1) the Trading Price of American Express common stock on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price and (2) at maturity the closing price of American Express common stock is greater than the Initial Share Price.

     In lieu of any fractional share of American Express common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of American Express common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

     The "Initial Share Price" will equal the price per share of American Express common stock at the market close on the date the ELKS are priced for initial sale to the public. We will disclose the Initial Share Price to you in the final prospectus supplement.

     The "Exchange Rate" will equal 10 divided by the Initial Share Price. We will disclose the Exchange Rate to you in the final prospectus supplement delivered to you in connection with sales of the ELKS.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of American Express common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of American Express common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The "Trading Price" of American Express common stock (or any other common stock for which a Trading Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

DILUTION ADJUSTMENTS

     The Exchange Rate will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Salomon Smith Barney Holdings to you. Salomon Smith Barney Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If American Express, after the closing date of the offering of the ELKS,

          (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

          (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

          (3) combines the outstanding shares of the common stock into a smaller number of shares, or

          (4) issues by reclassification of shares of its common stock any shares of other common stock of American Express,

then, in each of these cases, the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of American Express, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price will also be adjusted in that case in the manner described below.

     If American Express, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Rate will be further adjusted to equal the Exchange Rate which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price will also be adjusted in that case in the manner described below.

     If American Express, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. The Initial Share Price will also be adjusted in that case in the manner described below.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of American Express common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or issued applicable to one share of American Express common stock and, if the Trading Price of American Express common stock on any Trading Day thereafter up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Rate multiplied by such fair market value.

     If American Express, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Rate will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price will also be adjusted in that case in the manner described below.

     For the purposes of these adjustments:

     A "Permitted Dividend" is any quarterly cash dividend in respect of American Express common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) of all other consideration paid by American Express with respect to one share of common stock acquired in a tender offer or exchange offer by American Express, over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Salomon Smith Barney Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of American Express common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of American Express common stock and, if the Trading Price of American Express common stock on any Trading Day thereafter up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Rate multiplied by such sum.

     If any adjustment is made to the Exchange Rate as set forth above, an adjustment will also be made to the Initial Share Price. The required adjustment will be made by dividing the Initial Share Price by the relevant dilution adjustment. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of American Express common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by American Express,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

     - in the case of any Excess Purchase Payment for which American Express announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Rate will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by American Express, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Rate will be further adjusted to the Exchange Rate which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Rate will not be rescinded but will be applied to the new Exchange Rate provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring.

     The "Closing Price" of American Express common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) of the preceding sentence or if there is a Market Disruption Event, the Closing Price on any date of determination will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Salomon Smith Barney Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of American Express, or any surviving entity or subsequent surviving entity of American Express, with or into another entity, other than a merger or consolidation in which American Express is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of American Express or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of American Express or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of American Express or any successor of American Express with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of American Express or any successor of American Express,

the Trading Price of American Express common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the Transaction Value.

     The "Transaction Value" will be the sum of:

          (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

          (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Salomon Smith Barney Holdings, whose determination will be final, and

          (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to American Express common stock or American Express. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     If American Express common stock has been subject to a Reorganization Event and the Trading Price of American Express common stock on any Trading Day up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Exchange Rate multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Rate.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of the beneficial owner of an ELKS may be limited, under Section 502(b)(2) of Title 11 of the

United States Code, to the principal amount of the ELKS plus an additional amount of accrued interest calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding.

     In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the
rate of      % per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all ELKS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for ELKS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Book-Entry Procedures and Settlement". DTC has confirmed to Salomon Smith Barney Holdings, Salomon Smith Barney Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the ELKS will be made by Salomon Smith Barney Inc. in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Salomon Smith Barney Holdings in same-day funds so long as the ELKS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the ELKS will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the ELKS. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining the Closing Price on the third Trading Day before maturity and the Maturity Payment. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                            AMERICAN EXPRESS COMPANY

GENERAL

     According to publicly available documents, American Express is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world. American Express is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, American Express files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, proxy statements and other information with the SEC. American Express's registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     The ELKS represent obligations of Salomon Smith Barney Holdings only. American Express is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

        HISTORICAL DATA ON THE COMMON STOCK OF AMERICAN EXPRESS COMPANY

     The common stock is quoted on the New York Stock Exchange under the symbol "AXP". The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for American Express common stock, as reported on the New York Stock Exchange and adjusted to reflect stock splits as well as the dividend paid per share of American Express common stock.

                                                                HIGH        LOW      DIVIDEND
                                                                ----        ---      --------
1997
Quarter
  First.....................................................   23.3333    17.8750    0.07500
  Second....................................................   26.5833    19.1667    0.07500
  Third.....................................................   28.4167    24.5625    0.07500
  Fourth....................................................   30.5000    24.0000    0.07500
1998
Quarter
  First.....................................................   32.7083    26.1250    0.07500
  Second....................................................   38.0000    30.6250    0.07500
  Third.....................................................   39.5417    22.6667    0.07500
  Fourth....................................................   36.3542    22.3333    0.07500
1999
Quarter
  First.....................................................   43.2083    31.6667    0.07500
  Second....................................................   47.5417    38.1667    0.07500
  Third.....................................................   50.2083    40.6250    0.07500
  Fourth....................................................   56.2917    43.4167    0.07500
2000
Quarter
  First.....................................................   56.5000    39.8333    0.07500
  Second....................................................   57.1875    43.9583    0.08000
  Third.....................................................   62.2500    50.6875    0.08000
  Fourth....................................................   62.8125    50.0625    0.08000
2001
Quarter
  First.....................................................   57.0000    34.2500    0.08000
  Second....................................................   46.5500    35.9600    0.08000
  Third.....................................................   41.9100    24.2600    0.08000
  Fourth....................................................   36.3400    26.6900    0.08000
2002
Quarter
  First.....................................................   42.7000    32.5200    0.08000
  Second....................................................   44.9100    34.5300    0.08000
  Third.....................................................   38.4700    26.9200    0.08000
  Fourth (through November 26, 2002)........................   39.5100    26.6000    0.08000

     The closing price of the common stock on November 26, 2002 was $37.91.

     According to the American Express Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, as of October 31, 2002, there were 1,314,319,373 shares of common stock outstanding. During the period reflected in the above table, American Express split its common stock 3 for 1 on May 10, 2000. The data appearing in the above table have been adjusted to reflect this split.

     Holders of ELKS will not be entitled to any rights with respect to American Express common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, American Express common stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an ELKS, Salomon Smith Barney Holdings and each holder agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Salomon Smith Barney Holdings of an option on a forward contract, pursuant to which forward contract each holder will purchase from Salomon Smith Barney Holdings American Express common stock, and under which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Salomon Smith Barney Holdings a fixed amount of cash to assure the fulfillment of the holder's purchase obligation described in clause (d) below, (b) until maturity Salomon Smith Barney Holdings will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Salomon Smith Barney Holdings will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable in two parts (as part of the coupon payments), (d) if pursuant to the terms of the ELKS at maturity the holder is obligated to purchase American Express common stock, then such cash deposit less a portion thereof equal to the option premium payments unconditionally and irrevocably will be applied by Salomon Smith Barney Holdings in full satisfaction of the holder's purchase obligation under the ELKS, and Salomon Smith Barney Holdings will deliver to the holder the number of shares of American Express common stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS, and (e) if pursuant to the terms of the ELKS at maturity the holder is not obligated to purchase American Express common stock, Salomon Smith Barney Holdings will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Salomon Smith Barney Holdings during the term of the ELKS, but instead will be commingled with Salomon Smith Barney Holdings' other assets and applied in a manner consistent with the section "Use of Proceeds and Hedging" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Salomon Smith Barney Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium payments will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below.

     Taxation of Interest Payments. Under the above characterization of the ELKS, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder's method of accounting.

     Taxation of Option Premium Payments. Under the above characterization of the ELKS, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. Accordingly, the first option premium payment generally will not be included in the income of a U.S. Holder at the time it is received. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

     Taxation of Retirement of an ELKS for Cash. Under the above characterization of the ELKS, if at maturity Salomon Smith Barney Holdings pays the ELKS in cash, and pays the second interest payment and the second option premium payment, then a U.S. Holder (i) would include the second interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain or loss equal to the difference between (x) all cash received during the term of the ELKS (including the entire amount of option premium, which amount is equal to the sum of the first and second option premium payments) other than the interest payments, and (y) its cash deposit.

     Taxation of Other Retirement of an ELKS. Under the above characterization of the ELKS, if at maturity under the terms of an ELKS Salomon Smith Barney Holdings delivers the appropriate number of shares of American Express common stock pursuant to the U.S. Holder's purchase obligation under the ELKS and Salomon Smith Barney Holdings pays the second interest payment and the second option premium payment, then such U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the purchase of American Express common stock by application of the cash deposit, less the portion thereof equal to the entire amount of the first and second option premium payments, and (iii) will recognize no gain or loss on the entire amount of the first and second option premium payments. The U.S. Holder will have a tax basis in such shares of American Express common stock equal to the U.S. Holder's original cost for the ELKS in exchange for which such U.S. Holder received such shares of American Express common stock less (x) an amount equal to the entire amount of the first and second option premium payments and less (y) the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder's holding period for American Express common stock received will begin on the day following the receipt of such American Express common stock.

     If, as a result of one or more dilution adjustments, at maturity Salomon Smith Barney Holdings delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder's purchase obligation under the ELKS, although not free from doubt, the U.S. Holder should allocate its cash deposit (less the entire amount of the first and second option premium payments) pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder's basis in any Marketable Securities received would equal the pro rata portion of its deposit (less the entire amount of the first and second option premium payments) allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

     Taxation of Sale or other Taxable Disposition of an ELKS. Under the above characterization of the ELKS, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) an amount equal to the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) plus the amount of option premium previously paid to such U.S. Holder, if any, and
(y) such U.S. Holder's adjusted tax basis in the ELKS. A U.S. Holder's adjusted tax basis in an ELKS generally will equal such U.S. Holder's cost for that ELKS.

     Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Salomon Smith Barney Holdings believes that the ELKS should not be characterized for federal tax purposes as debt instruments and should not be subject to the Contingent Debt Regulations because the ELKS are payable by the delivery of American Express common stock and provide economic returns that are indexed to the performance of American Express common stock if the trading price of American Express common stock at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price, and because the ELKS offer no assurance that a holder's investment will be returned to the holder at maturity. Further, based on the historical performance of American Express common stock, a holder may receive at maturity economic returns that are substantially lower or higher than the holder's investment. Accordingly, Salomon Smith Barney Holdings believes that the ELKS are properly characterized for tax purposes, not as debt instruments, but as a grant of an option by the holders in respect of which holders have deposited a fixed amount of cash with Salomon Smith Barney Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual
rate of      % (the "comparable yield" which will equal the interest paid on the
ELKS), regardless of the U.S. Holder's method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of American Express common stock, rather than capital gain or loss on the ultimate sale of such stock, and
(iii) gain or loss realized by a U.S. Holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at maturity) generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

     Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder's income as interest in the manner described above regarding the interest payments, or (ii) should be included in a U.S. Holder's income even in a case where the ELKS is retired for American Express common stock. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder's investment in the ELKS that constitutes income.

NON-UNITED STATES PERSONS

     In the case of a holder of an ELKS that is not a U.S. person, the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the ELKS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Salomon Smith Barney Inc., as underwriter, has agreed to purchase from Salomon Smith Barney Holdings, and Salomon Smith Barney Holdings has agreed to sell to Salomon Smith Barney Inc.,
$          principal amount of ELKS (          ELKS).

     The underwriting agreement provides that the obligation of Salomon Smith Barney Inc. to purchase the ELKS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Salomon Smith Barney Inc. is obligated to purchase all of the ELKS if it purchases any of the ELKS.

     Salomon Smith Barney Inc. proposes to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ELKS to certain dealers at the public
offering price less a concession not in excess of $          per ELKS. Salomon
Smith Barney Inc. may allow, and these dealers may reallow, a concession not in
excess of $          per ELKS on sales to certain other dealers. If all of the
ELKS are not sold at the initial offering price, Salomon Smith Barney Inc. may change the public offering price and the other selling terms.

     Salomon Smith Barney Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the ELKS, it will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Salomon Smith Barney Holdings, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or substantially similar securities. Salomon Smith Barney Inc. may release any of the securities subject to this lock-up at any time without notice.

     The underwriting agreement provides that Salomon Smith Barney Holdings will indemnify Salomon Smith Barney Inc. against certain liabilities under the Securities Act of 1933 relating to material misstatements and omissions.

     Prior to this offering, there has been no public market for the ELKS. Consequently, the initial public offering price for the ELKS was determined by negotiations among Salomon Smith Barney Holdings and Salomon Smith Barney Inc. There can be no assurance, however, that the prices at which the ELKS will sell in the public market after this offering will not be lower than the price at which they are sold by Salomon Smith Barney Inc. or that an active trading market in the ELKS will develop and continue after this offering.

     Salomon Smith Barney Holdings will apply to list the ELKS on the AMEX under the symbol "EAP".

     In connection with the offering, Salomon Smith Barney Inc., as the underwriter, may purchase and sell ELKS and American Express common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of ELKS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of ELKS or American Express common stock made for the purpose of preventing a decline in the market price of the ELKS or American Express common stock while the offering is in progress. These activities may cause the price of the ELKS to be higher than would otherwise be the case in the absence of these transactions. Salomon Smith Barney Inc. is not required to engage in any of these activities and may end any of these activities at any time.

     Salomon Smith Barney Inc. is a subsidiary of Salomon Smith Barney Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Salomon Smith Barney Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the

ELKS (subject to obtaining any necessary approval of the AMEX for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the ELKS and any may discontinue any market making at any time without notice, at its sole discretion.

                                 ERISA MATTERS

     The purchaser, by its purchase or other acquisition of the ELKS, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA (an "ERISA-Type Plan"). Any plan that is subject to Section 4975(e)(1) of the Internal Revenue Code that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the ELKS, that such purchase, acquisition, holding and subsequent disposition of such ELKS and the transactions contemplated hereby do not and will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

                                 LEGAL MATTERS

     The validity of the ELKS and certain matters relating thereto will be passed upon for Salomon Smith Barney Holdings by Marcy Engel, Esq. Ms. Engel, General Counsel of Salomon Smith Barney Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen and Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Salomon Smith Barney Holdings in connection with the ELKS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and certain of its affiliates and may do so in the future.

================================================================================

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             Prospectus Supplement

Summary Information -- Q&A................................................   S-3
Incorporation of Certain Documents by Reference...........................   S-7
Risk Factors Relating to the ELKS.........................................   S-8
Description of the ELKS...................................................  S-12
American Express Company..................................................  S-19
Historical Data on the Common Stock of American Express Company...........  S-20
Certain United States Federal Income Tax Considerations...................  S-21
Underwriting..............................................................  S-25
ERISA Matters.............................................................  S-26
Legal Matters.............................................................  S-26

                                   Prospectus

Prospectus Summary........................................................     2
Forward-Looking Statements................................................     6
Salomon Smith Barney Holdings Inc. .......................................     7
Use of Proceeds and Hedging...............................................     8
Ratio of Earnings to Fixed Charges........................................     9
European Monetary Union...................................................    10
Description of Debt Securities............................................    11
Description of Index Warrants.............................................    18
Book-Entry Procedures and Settlement......................................    21
Limitations on Issuances in Bearer Form...................................    22
Plan of Distribution......................................................    23
ERISA Matters.............................................................    25
Legal Matters.............................................................    25
Experts...................................................................    25

                            _______________________

                       SALOMON SMITH BARNEY HOLDINGS INC.

                     % Equity Linked Securities (ELKS(SM))

                         Based upon the Common Stock of
                            American Express Company
                                Due       , 2003
                        ($10 Principal Amount per ELKS)

                             PROSPECTUS SUPPLEMENT

                                       , 2002
                             (Including Prospectus
                            dated February 23, 2001)


                              SALOMON SMITH BARNEY


================================================================================